Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Foundation Medicine, Inc.:

We consent to the use of our report dated March 7, 2018, with respect to the consolidated balance sheets of Foundation Medicine, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
March 7, 2018